EXHIBIT 8.1
List of Subsidiaries of Guangshen Railway Company Limited
     The following table lists information concerning the significant subsidiaries of Guangshen Railway Company Limited, or the Company, as of December 31, 2009:

	Country of	Percentage of Interest held
Name	Incorporation	by the Company

Guangshen Railway Dongqun Trade and Commerce Service Company	PRC	100%
Shenzhen Fu Yuan Enterprise Development Company Limited	PRC	100%
Shenzhen Guangshen Railway Travel Service Ltd.	PRC	100%
Shenzhen Pinghu Qun Yi Railway Store Loading and Unloading Company Limited	PRC	55%
Dongguan Changsheng Enterprise Company Limited	PRC	51%
Shenzhen Railway Station Passenger Services Company Limited	PRC	100%
Guangzhou Tielian Economy Development Company Limited	PRC	50.5%
Shenzhen Nantie Construction Supervision Company	PRC	76.66%
Guangzhou Railway Huangpu Service Company Limited	PRC	100%
Shenzhen Guangshen Railway Economic and Trade Enterprise Company Limited	PRC	100%
Shenzhen Railway Property Management Company Limited	PRC	100%
Guangzhou Dongqun Advertising Company Limited	PRC	100%
Shenzhen Shenhuasheng Storage and Transportation Company Limited	PRC	100%